Exhibit 16.1

June 10, 2015

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C.  20549

Re: Prime Global Capital Group Incorporated

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated June 10, 2015, of Prime Global Capital Group Incorporated (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO